Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
DECEMBER 2, 2021

CHESAPEAKE ENERGY CORPORATION ANNOUNCES $1 BILLION COMMON STOCK AND WARRANT REPURCHASE AUTHORIZATION

OKLAHOMA CITY, December 2, 2021 – Chesapeake Energy Corporation (NASDAQ:CHK) today announced that its Board of Directors has authorized the repurchase of up to $1 billion in aggregate value of its common stock and/or warrants from time to time. The repurchase authorization permits Chesapeake to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, compliance with the company's debt agreements and other appropriate factors.

Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer, stated “Generating sustainable cash flow and returning it to our shareholders is a foundational part of our strategy. We are pleased to build upon our previously announced base and variable dividend structure to include the ability to repurchase a significant amount of our outstanding equity. Despite the volatility in commodity markets, our cash flow projections remain robust, supporting a $1.75/share base dividend plus a variable dividend equal to 50% of our free cash flow. When combined, we estimate that total cash dividends to be paid to shareholders in 2022 will range from $800 million to $1 billion, based on our recent Outlook and the current commodity price environment. The addition of a $1 billion equity buyback program, which we expect to execute over the next 24 months, highlights the advantages of our disciplined capital allocation strategy, our resiliency through commodity price cycles, and our commitment to maintaining a capital reinvestment rate in our business to sustain our current cash flow over the long term.”

Acquisitions under this repurchase authorization are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934. This repurchase authorization does not obligate Chesapeake to acquire any particular amount of common stock or warrants, and may be modified, extended, suspended or discontinued at any time without prior notice. No assurance can be given that any particular amount of common stock or warrants will be repurchased.

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NASDAQ:CHK) operations are focused on discovering and responsibly developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

Forward-Looking Statements

This news release and the accompanying outlook include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, anticipated base and variable dividends, equity repurchases, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the impact of the COVID-19 pandemic and its effect on the company’s business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.
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